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EXHIBIT 23.3

STONE & WEBSTER CONSULTANTS, INC.
1430 Enclave Parkway
Houston, Texas 77077
Phone: (281) 368-4460
Fax: (281) 368-4491

October 3, 2002

Ameren Energy Generating Company
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

        Stone & Webster Consultants, Inc. hereby consents to the incorporation by reference of the Independent Technical Review dated May 24, 2002 (the "Report") in the prospectus (including any amendments or supplements thereto, the "Prospectus") relating to the offering by Ameren Energy Generating Company (the "Company") of up to $275 million of its 7.95% Senior Notes, Series F due 2032, constituting part of the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission on or about October 4, 2002, as the same may be amended, supplemented or otherwise modified from time to time.

        Stone & Webster Consultants, Inc. also hereby consents to the inclusion of the summary of the Report contained in the Prospectus and the reference to Stone & Webster Consultants, Inc. as experts under the heading "Experts" in the Prospectus.

STONE & WEBSTER CONSULTANTS, INC.
By:	/s/ SUSAN GARVEN
Name:	Susan Garven
Title:	Vice President

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  EXHIBIT 23.3